Exhibit (h)(6)

                                Kobrick Funds LLC



                                February 1, 2001

Nvest Kobrick Investment Trust
101 Federal Street, 10th Floor

Boston, MA  02110

Re:  Fee Waiver/Expense Reimbursement
     --------------------------------

Ladies and Gentlemen:


     Reference is hereby made to the Advisory Agreement dated October 30, 2000, between Kobrick Funds LLC (the "Adviser") and Nvest Kobrick Investment Trust (the "Trust"). This letter is to confirm the arrangements between the Adviser and the Trust with respect to the expenses of each of the three series of the Trust (each, a "Fund") and supercedes all previous arrangements including, without limitation, the Agreement between the Adviser and the Trust dated October 30, 2000, provided however, that with respect to each Fund, the Adviser shall be permitted to recover expenses it has borne from November 1, 1999 until the date of this Agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that a Fund's expenses fall below the annual rates set forth above; provided further that a Fund is not obligated to pay any such deferred fees more than one year after the end of the fiscal year in which the fee was deferred.

     Effective February 1, 2001, the Adviser will waive its management fee (and, to the extent necessary, bear other expenses of the below referenced Funds) through at least January 31, 2002, to the extent that expenses of each class of a Fund, exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would exceed the following annual rates:


         Name of Fund                             Expense Cap
         ------------                             -----------
         Kobrick Capital Fund                     1.50% for Class A shares
                                                  2.25% for Class B shares
                                                  2.25% for Class C shares
                                                  1.25% for Class Y shares

         Kobrick Growth Fund                      1.40% for Class A shares
                                                  2.15% for Class B shares
                                                  2.15% for Class C shares
                                                  1.15% for Class Y shares

         Kobrick Emerging Growth Fund             1.50% for Class A shares
                                                  2.25% for Class B shares
                                                  2.25% for Class C shares
                                                  1.25% for Class Y shares


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     This fee cap is administered on a daily basis based on the accrued expenses of each Fund and reconciled periodically to make any required adjustments. If, after the close of the fiscal year, it is determined that the total actual expenses of a Fund exceed the applicable expense cap for the fiscal year, the Adviser shall promptly reimburse the relevant Fund for the excess amount. With respect to each Fund, the Adviser shall be permitted to recover expenses it has borne subsequent to the effective date of this agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that a Fund's expenses fall below the annual rates set forth above; provided, however, that a Fund is not obligated to pay any such deferred fees more than three years after the end of the fiscal year in which the fee was deferred.

     During the period of this agreement, the expense cap arrangement set forth above for each of the Funds may be modified in writing by mutual consent of the Adviser and a majority vote of the Trustees of the Trust, including a majority of the independent Trustees.

     For purposes of determining any such waiver or expense reimbursement, expenses of the class of the Funds shall not reflect the application of balance credits made available by the Funds' custodian or arrangements under which broker-dealers that execute portfolio transactions for the Funds' agree to bear some portion of Fund expenses.

     The term of this arrangement shall expire on January 31, 2002 and shall continue in effect from year to year thereafter unless the Adviser provides notice to the Trust at least 60 days prior to the expiration of any term.

     We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements for the above captioned Funds on Form N-1A with the Securities and Exchange Commission, in accruing each Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

                                        Kobrick Funds LLC


                                        By: _____________________
                                            Frederick R. Kobrick, President


                                        Agreed:

                                        Nvest Kobrick Investment Trust



                                        By: ________________________

                                        Title: ______________________